CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement of Lehman Brothers Income Funds, and to the incorporation by reference of our report dated December 16, 2008 for Neuberger Berman Core Bond Fund and Neuberger Berman New York Municipal Money Fund, each a series of Lehman Brothers Income Funds, included in the October 31, 2008 Annual Report to Shareholders of Lehman Brothers Income Funds.

                                   /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 26, 2009